Exhibit 10.28

AMENDMENT DATED JANUARY 1, 2018 TO EMPLOYMENT AGREEMENT
Between
NRG Yield, Inc.
and
Christopher Sotos

Reference is made to that certain Employment Agreement (the “Agreement”) made as of May 6, 2016 between NRG Yield, Inc. (the “Company”), and Christopher Sotos (“Executive”). Per Paragraph 21 of the Agreement, the Company and Executive mutually agree to amend the Agreement effective January 1, 2018 as set forth herein (the “Amendment”).

I.	Paragraph 6(a) of the Agreement is superseded and replaced in its entirety as follows:

6.	Severance.
(a)    Involuntary Termination without Cause or Voluntary for Good Reason.
(i)    In the event of Executive’s employment with the Company (i) is involuntarily terminated by the Company without Cause, or (ii) voluntarily terminated by Executive for Good Reason, Executive shall be entitled to the severance benefits set forth below in Section 6(a)(ii); provided, however, if such termination of employment or election of non-renewal occurs within six (6) months immediately prior to, or twelve (12) months immediately following a Change in Control (as defined herein) of the Company, Executive shall in lieu of the severance benefits provided under Section 6(a)(ii) hereof become entitled to the severance benefits set forth below in Section 6(a)(iii).
(ii)    Severance absent a Change in Control. As a condition to the payment of the following severance benefits under this Section 6(a)(ii), within forty-five (45) calendar days of the Executive’s termination of employment that is not within six (6) months immediately prior to, or twelve (12) months immediately following a Change in Control, the Executive shall execute and deliver, and the applicable revocation period shall have expired with respect to, the “Release” in the form substantially similar to that attached hereto as Exhibit A, in consideration for which the Company agrees to the following:

(A)
The Company shall pay Executive, upon the date that is forty-five (45) calendar days following the termination of employment, a lump-sum cash payment (minus applicable tax withholding) in an amount no less than one and one-half (1.5) times the Executive’s annual Base Salary in effect as of the Effective Date.

(B)
The Company shall pay Executive, a lump-sum amount (minus applicable tax withholding), paid upon the date that is forty-five (45) calendar days after termination of employment, at least equal to Executive’s target bonus opportunity as set forth in Section 3(b)(i) of this Agreement, adjusted on a pro rata basis based on the number of days Executive was actually employed by the Company during the calendar year in which the termination of employment occurs.

(C)
In the event that Executive's termination of employment under this Section 6(a)(ii) occurs following the close of the fiscal year but prior to the payment of the bonus applicable for such year (if any), the Company shall pay Executive, a lump-sum amount (minus applicable tax withholding), paid upon the date that is forty-five (45) calendar days after termination of employment, equal to the amount of such bonus (if any) that Executive have received for such prior fiscal year, had Executive's employment with the Company continued and he was employed through such date the bonuses would be paid.

(D)
For eighteen (18) months from the date of termination (the “Benefits Continuation Period”), the Company shall reimburse the Executive for his cost to participate in continuation coverage for the Company’s medical plans under the Consolidated Omnibus Budget and Reconciliation Act of 1985, as amended (“COBRA”), provided however, that if it is not commercially feasible to offer Executive COBRA, the Board, in its discretion, may reimburse Executive for Executive’s reasonable costs in obtaining medical coverage for himself and his dependents during the Benefits Continuation Period.

(E)	The Company shall pay Executive the amounts described in Section 6(e).
(iii)    Severance with a Change in Control. As a condition to the payment of the following severance benefits under this Section 6(a)(iii), within forty-five (45) calendar days of the Executive’s termination of employment without Cause or with Good Reason within the six (6) months immediately prior to, or twelve (12) months immediately following a Change in Control, the Executive shall execute and deliver, and the applicable revocation period shall have expired with respect to, the “Release” in the form attached hereto as Exhibit A, in consideration for which the Company agrees to the following:

(A)
The Company shall pay Executive, upon the date that is forty-five (45) calendar days after termination of employment, a lump-sum cash payment (minus applicable tax withholding) in an amount no less than three times the sum of the following: (x) Executive’s annual Base Salary in effect as of the Effective Date and (y) Executive’s target Annual Bonus opportunity as set forth in Section 3(b)(i) of this Agreement.

(B)
For eighteen (18) months from the date of termination (the “Change in Control Benefits Continuation Period”), the Company shall reimburse the Executive for his cost to participate in benefits continuation coverage for the Company’s medical plans under the Consolidated Omnibus Budget and Reconciliation Act of 1985, as amended (“COBRA”) provided however, that if it is not commercially feasible to offer Executive COBRA, the Board, in its discretion, may reimburse Executive for Executive’s reasonable costs in obtaining medical coverage for himself and his dependents during the Benefits Continuation Period.

(C)
The Company shall pay Executive, a lump-sum amount (minus applicable tax withholding), paid upon the date that is forty-five (45) calendar days after termination of employment, at least equal to Executive’s then target bonus opportunity as set forth in Section 3(b)(i) of this Agreement, adjusted on a pro rata basis based on the number of days Executive was actually employed by the Company during the calendar year in which the termination of employment occurs.

(D)
In the event that Executive's termination of employment under this Section 6(a)(iii) occurs following the close of the fiscal year but prior to the payment of the bonus applicable for such year (if any), the Company shall pay Executive, a lump-sum amount (minus applicable tax withholding), paid upon the date that is forty-five (45) calendar days after termination of employment, equal to the amount of such bonus (if any) that Executive have received for such prior fiscal year, had Executive's employment with the Company continued and he was employed through such date the bonuses would be paid.

(E)	The Company shall pay Executive the amounts described in Section 6(e).
(iv)    Notwithstanding anything in this Section 6(a) to the contrary, the benefit reimbursement provided pursuant to Section 6(a)(ii)(C) and Section 6(a)(iii)(B) shall be discontinued prior to the end of the Benefits Continuation Period or Change in Control Benefits Continuation Period, as applicable, in the event Executive becomes eligible for benefits from a subsequent employer (including self-employment or consulting) similar to those benefits Executive was receiving pursuant to the Benefits Continuation Period , as determined by the Company in good faith. Executive shall have a duty to inform the Company as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to be provided, to the Company in writing correct, complete and timely information concerning the same.
(v)    Notwithstanding anything herein to the contrary, if Executive is a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) as of his termination of employment, then to the extent necessary to comply with the requirements of Section 409A of the Code, no payments due Executive under this Section 6(a) shall be made earlier than the date that is six months following Executive’s termination of employment, at which time all payments that would otherwise have been made or provided to Executive within that six month period shall be paid to Executive in a lump sum.

II.	Except as specifically modified herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of January 1, 2018.

NRG Yield, Inc.		Christopher Sotos

/s/ Mauricio Gutierrez		/s/ Christopher Sotos
Mauricio Gutierrez, Chairman of the Board		President and CEO

Date of Signature:	2/6/18	Date of Signature:	2/6/2018